Exhibit 10.21

CONTANGO OIL & GAS COMPANY

Director Compensation Plan

(Effective 7/01/20)

Cash Compensation

●	Annual Retainer Fees (payable quarterly, in arrears, with adjustments for partial periods)
o	Board membership - $50,000 per year
o	Audit Committee Chairman - $15,000 per year
o	Compensation Committee Chairman - $10,000 per year
o	Nominating & Governance Committee Chairman - $9,500 per year

●	Meeting Fees (payable quarterly, in arrears)
o	Regular Board
◾	$1,000 per meeting attended in person or telephonically
◾	No maximum per year
o	Committee Meetings
◾	$1,000 per meeting attended in person or telephonically
◾	No maximum per year
◾	Payable in addition to regular board meetings, even if on same day

●	At the discretion of the Board of Directors, quarterly cash fees due may be paid in vested common stock, in lieu of cash, valued on a 5-day VWAP on the date of grant

Equity Compensation

●	Annual grants (with appropriate adjustments for partial periods)
o	$110,000 in Restricted Stock, payable upon re-election to the Board at each annual shareholder’s meeting
o	Annual stock grants vest on the first anniversary of the date of grant assuming director is still a member of the Board
o	Pro-rated amount granted upon initial election for new members
o	All pro-rated grants based on portion of service year remaining between date of grant and the next May 31st

Other

●	Each Director is required to maintain ownership of at least fifty percent (50%) of the equity granted within the last three years of service on the Board

●	Payment of reasonable travel expenses associated with Board and Committee Meeting attendance

●	No Director who is an employee of the Company will be compensated for service as a member of the Board of Directors or any committee of the Board of Directors